Exhibit 10.1

AMENDMENT NUMBER ONE TO GOVERNANCE AGREEMENT

February 23, 2011

The undersigned, being all of the parties to that certain Agreement dated as of January 19, 2011 (the “Governance Agreement”), hereby agree as follows:

1.     Exhibit A to the Governance Agreement setting forth the Charter Amendments is hereby amended and replaced in its entirety with Exhibit A hereto.

2.     Section 3.3(a) of the Governance Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         Effective upon the filing with the Secretary of State of the Charter Amendments, Messrs. Richard A. Goldstein, Jeffrey D. Goldstein and Robert S. Goldstein (or such other persons as determined in accordance with Section 3.3(c)) (collectively, the “Goldstein Directors”) shall be appointed to Classes I, II and III of the Board, respectively.”

3.     Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Governance Agreement.

4.     The provisions of the Governance Agreement that have not been amended hereby shall remain in full force and effect.  The provisions of the Governance Agreement, as amended hereby, shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment Number One to Governance Agreement has been executed by each of the Parties, through their respective duly authorized representative, as of the date first above written.

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Virginia McDowell
	Name:	Virginia M. McDowell
	Title:	President and COO

GFIL HOLDINGS, LLC

By:	/s/ Jeffrey D. Goldstein
	Name:	Jeffrey D. Goldstein
	Title:	Manager

/s/ Jeffrey D. Goldstein
JEFFREY D. GOLDSTEIN

/s/ Robert S. Goldstein
ROBERT S. GOLDSTEIN

/s/ Richard A. Goldstein
RICHARD A. GOLDSTEIN

Exhibit A — Charter Amendments

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
ISLE OF CAPRI CASINOS, INC.

Isle of Capri Casinos, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended so that the following Article FIFTEENTH be added immediately after the existing Article FOURTEENTH:

“FIFTEENTH:

15.1)       Special Vote Requirement

(a)           The affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class, shall be required for (i) the adoption of any agreement providing for the merger or consolidation of the Corporation with or into any other corporation or entity, or similar transaction in which the shares of stock of the Corporation are exchanged for or changed into other stock or securities, cash and/or other property, (ii) the adoption of any agreement providing for the sale or lease of all or substantially all of the assets or property of the Corporation and its subsidiaries (taken as a whole), (iii) spin-off, split-up or extraordinary dividend to stockholders and (iv) the liquidation, dissolution or winding up of the Corporation. Such affirmative vote or consent shall be in addition to the votes or consents of the holders of stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

(b)           This Section 15.1, and the terms and conditions contained herein, shall, without any action of any person or entity, automatically expire and be null and void and of no further effect upon the first to occur of (i) the Goldstein Family Group (as defined below) ceasing to hold Common Stock of the Corporation representing at least 22.5% of the Corporation’s outstanding Common Stock, not including any shares of Class B Common Stock or shares of Common Stock issued upon conversion of any Preferred Stock and (ii) the tenth anniversary of the Article 15 Effective Time (as defined below) (the time at which the first of the matters set forth in the foregoing clauses (i) and (ii) occurs is referred to herein as the “Supermajority  Expiration Time”).

(c)           For purposes of this Amended and Restated Certificate of Incorporation, “Goldstein Family Group” means, collectively,  (i) Jeffrey D. Goldstein, (ii) Richard A. Goldstein, (iii) Robert S. Goldstein, (iv) GFIL Holdings, LLC, a Delaware limited liability company, (v) the spouse, child (including any person legally adopted before the age of five), or grandchild of any of Bernard Goldstein, Jeffrey D. Goldstein, Robert S. Goldstein and/or Richard A. Goldstein, and (vi) any entity in which all of the equity interests in and all of the beneficial interests of which are owned by a person or entity described in subparagraphs (i) through (v) above.

(d)           From the Article 15 Effective Time until the Supermajority Expiration Time, the Corporation shall not amend, modify or repeal this Section 15.1 unless such amendment, modification or repeal is approved by the affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class.

15.2)       Classes of Directors

(a)           The Board of Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III.  Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors of the Corporation.  The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes effective upon the filing with the Secretary of State of the Certificate of Amendment to this Amended and Restated Certificate of Incorporation that provides for the inclusion of this Article 15 in this Amended and Restated Certificate of Incorporation (the “Article 15 Effective Time”); provided, that each of Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein shall be in separate classes.  The terms of the initial Class I directors shall expire at the first annual meeting of stockholders to be held after the Article 15 Effective Time; the terms of the initial Class II directors shall expire at the second annual meeting of stockholders to be held after the Article 15 Effective Time; and the terms of the initial Class III directors shall expire at the third annual meeting of stockholders to be held after the Article 15 Effective Time.

(b)           At each annual meeting of stockholders, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.

(c)           A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

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(d)           From the Article 15 Effective Time until the Supermajority Expiration Time, the Corporation shall not amend, modify or repeal this Section 15.2 unless such amendment, modification or repeal is approved by the affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class.”

SECOND:  That the stockholders have  voted in favor of this amendment in accordance with the provisions of Section 242 of the DGCL.

THIRD:  That this amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this            day of           , 2011.

Isle of Capri Casinos, Inc., a Delaware corporation

By:
Name:
Title:

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